Filed Pursuant to Rule 433

Registration No. 333-206684

***$1BN+ Santander Drive Auto Receivables Trust (SDART) 2016-1***Pxing Details**

JT-LEADS:               Citi (str), BNP and JPMorgan

CO-MANAGERS:    Barclays, RBC, Santander, and Wells Fargo

CLS	$SIZE-MM	F/M	WAL	EXPCT	LEGAL	BNCH	SPRD	YLD	CPN	PRICE
A-1	162.800	F1+/P-1	0.20	7/16	2/15/17	YLD		0.850%	0.85%	100.00000
A-2A	120.000	AAA/Aaa	0.93	9/17	7/15/19	EDSF	75	1.420%	1.41%	99.99461
A-2B	222.000	AAA/Aaa	0.93	9/17	7/15/19	1mL	78			100.00000
A-3	109.120	AAA/Aaa	1.87	3/18	3/16/20	EDSF	90	1.634%	1.62%	99.98443
B	142.450	AA/Aa1	2.46	12/18	12/15/20	ISWAPS	170	2.485%	2.47%	99.99470
C	153.040	A/A1	3.25	11/19	4/15/22	ISWAPS	225	3.116%	3.09%	99.98160
D	91.240	BBB/Baa2	4.03	4/20	4/15/22	ISWAPS	310	4.058%	4.02%	99.98477
E	58.860	BB/Ba2	4.16	4/20	6/15/23	ISWAPS	**RETAINED**

PRICING SPEED:	1.5% ABS 10% cleanup
RATINGS:	F/M
BLOOMBERG TICKER:	SDART 2016-1
SETTLE:	2/17/2016
FIRST PAYMENT:	3/15/2016
REGISTRATION:	Public
ERISA:	YES (Excludes Class E)
MIN DENOMINATION:	$1K X $1K CLASS A-D
BILL & DELIVER:	Citi

CUSIPS:
Class A-1	:	80285EAA5
Class A-2a	:	80285EAB3
Class A-2b	:	80285EAC1
Class A-3	:	80285EAD9
Class B	:	80285EAE7
Class C	:	80285EAF4
Class D	:	80285EAG2
Class E	:	80285EAH0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.